Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use in this registration statement on Form S-1, including any amendments thereto, related appendices, exhibits and financial statements (the “Registration Statement”), for Lonestar Resources US Inc. of information from, and the inclusion of, our reports dated January 30, 2015 and January 28, 2014, with respect to the estimates of reserves and future cash flows of Amadeus Petroleum, Inc. as of December 31, 2014 and December 31, 2013, respectively.

We further consent to all references to our firm as experts in the Registration Statement.

LAROCHE PETROLEUM CONSULTANTS, LTD.

State of Texas Registration Number F-1360

/s/ William M. Kazmann
William M. Kazmann Partner

Dallas, Texas

October 26, 2016

2435 N Central Expressway, Suite 1500 ● Dallas TX 75080 ● Phone (214) 363-3337 ● Fax (214) 363-1608